EXHIBIT 2.1

Description of the Registered Securities

The rights of shareholders of Loncor Resources Inc. (the "Company") are governed by the Ontario Business Corporations Act ("OBCA") and the Company's articles and by-laws.  The Company's authorized share capital consists of an unlimited number of common shares, without par value, and an unlimited number of preference shares, issuable in series, without par value.

Item 9.A.3

The Company's common shares do not contain any pre-emptive purchase rights.

Item 9.A.5

The Company's class of common shares are registered with the U.S. Securities and Exchange Commission.  The Company may issue an unlimited number of common shares, without par value.  Other than under applicable securities laws, there are no restrictions on the transferability of common shares.

Item 9.A.6

See 10.B. 3 below.

Item 9.A.7

As of the end of the period covered by the Annual Report on Form 20-F with which this exhibit is filed, the Company's common shares are the only class of Company securities that are registered under Section 12 of the U.S. Securities Exchange Act of 1934, as amended.

Item 10.B.3

The following is a summary of the material provisions attaching to the Company's common shares and preference shares (there are currently no preference shares outstanding).

Common Shares - The holders of the common shares are entitled to receive notice of and to attend all meetings of the shareholders of the Company and shall have one vote for each common share held at all meetings of the shareholders of the Company, except for meetings at which only holders of another specified class or series of shares are entitled to vote separately as a class or series.  Subject to the prior rights of the holders of the preference shares or any other shares ranking senior to the common shares, the holders of the common shares are entitled to (a) receive any dividends as and when declared by the board of directors of the Company (the "Board"), out of the assets of the Company properly applicable to the payment of dividends, in such amount and in such form as the Board may from time to time determine, and (b) receive the remaining property of the Company in the event of any liquidation, dissolution or winding-up of the Company.

Preference Shares - The Board may issue the preferences shares at any time and from time to time in one or more series, each series of which shall have the designations, rights, privileges, restrictions and conditions fixed by the directors.  The preference shares of each series shall rank on a parity with the preference shares of every other series, and shall be entitled to priority over the common shares and any other shares of the Company ranking junior to the preference shares, with respect to priority in the payment of dividends and the return of capital and the distribution of assets of the Company in the event of the liquidation, dissolution or winding-up of the Company.

Item 10.B.4

The Company is a corporation governed by the Ontario Business Corporations Act (the "OBCA").  Under the OBCA, the articles of the Company may, by "special resolution" (see below for definition), be amended to add, change or remove any rights, privileges, restrictions and conditions, including rights to accrued dividends, in respect of all or any of its shares, whether issued or unissued.  Under the OBCA, "special resolution" means a resolution passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of that resolution or signed by all the shareholders entitled to vote on that resolution.

Item 10.B.6

There are no limitations under the laws of Canada or in the organizational documents of the Company on the right of foreigners to hold or vote securities of the Company, except that the Investment Canada Act (the "ICA") may require review and approval by the Minister of Innovation, Science and Economic Development ("ISED") of certain acquisitions of "control" of the Company by a "non-Canadian".  The threshold for acquisitions is generally defined as being one-third or more of the voting shares of the Company.  "Non-Canadian" generally means an individual who is not a Canadian citizen, or a corporation, partnership, trust or joint venture that is ultimately controlled by non-Canadians.

Under the ICA, transactions exceeding certain financial thresholds, and which involve the acquisition of control of a Canadian business by a non-Canadian, are subject to review and cannot be implemented unless the ISED Minister and/or, in the case of a Canadian business engaged in cultural activities, the Minister of Canadian Heritage, are satisfied that the transaction is likely to be of "net benefit to Canada".  If a transaction is subject to review (a "Reviewable Transaction"), an application for review must be filed with the Investment Review Division of ISED Canada and/or the Department of Canadian Heritage prior to the implementation of the Reviewable Transaction.  The responsible Minister is then required to determine whether the Reviewable Transaction is likely to be of net benefit to Canada, taking into account, among other things, certain factors specified in the ICA and any written undertakings that may have been given by the applicant.  The ICA contemplates an initial review period of up to 45 days after filing; however, if the responsible Minister has not completed the review by that date, s/he may unilaterally extend the review period by up to 30 days (or such longer period as may be agreed to by the applicant and the Minister) to permit completion of the review.  If the responsible Minister is not satisfied that the investment is likely to be of net benefit to Canada, s/he may prohibit the investment or order a divestiture (if the investment has already been completed).

If the transaction is not reviewable because it does not meet or exceed the applicable financial threshold, the non-Canadian investor must still give notice to ISED Canada and, in the case of a Canadian business engaged in cultural activities, Canadian Heritage, of its acquisition of control of a Canadian business within 30 days of the implementation of the investment.

Furthermore, under the ICA, every investment in, or acquisition of control of, a Canadian business by a non-Canadian is subject to a "national security" review which examines whether the transaction could be injurious to Canada's national security.  There is no minimum threshold for the size of transaction potentially subject to such review.  If the ISED Minister, after consultation with the Minister of Public Safety and Emergency Preparedness and the investor, considers that the investment could be injurious to national security, the Minister refers the matter to the Governor in Council. Following its review, if the Governor in Council may take any measures in respect of the investment that it considers advisable to protect national security, including denying the investment, asking for undertakings, imposing terms or conditions for the investment or ordering a divestiture (if the investment has already been completed).

Item 10.B 7

There are no provisions in the Company's articles or by-laws that would have the effect of delaying, deferring or preventing a change in control of the Company and that operate only with respect to a merger, acquisition or corporate restructuring involving the Company (or any of its subsidiaries).

Item 10.B 8

There are no provisions in the Company's by-laws requiring disclosure of share ownership.

In general, under applicable securities regulation in Canada, a person or company who beneficially owns, directly or indirectly, voting securities of an issuer or who exercises control or direction over voting securities of an issuer or a combination of both, carrying more than 10% of the voting rights attached to all the issuer's outstanding voting securities is an insider and must, within 10 days of becoming an insider, file a report in the required form effective the date on which the person became an insider.  The report must disclose any direct or indirect beneficial ownership of, or control or direction over, securities of the reporting issuer.  Additionally, securities regulation in Canada provides for the filing of a report by an insider of a reporting issuer whose holdings change, which report must be filed within five days from the day on which the change takes place.

Item 10.B 9

See Items 10.B 3 10.B 6 and 10.B.8 above.

Item 10.B.10

There are no conditions imposed by the Company's articles governing changes in the Company's capital, where such provisions are more stringent than those required by law.

Items 12.A; 12.B.; 12.C.; 12.D.1; 12.D.2

N/A